Exhibit 3.2

                                AMENDMENT TO THE

                                     BY-LAWS

                                       OF

                               CELGENE CORPORATION

             Adopted by the Board of Directors Effective May 1, 2006


1.       Article II, Section 2.3 is amended to read in its entirety as follows:

                  Section 2.3.  EXECUTIVE CHAIRMAN OF THE BOARD.

                  The directors may elect one of their members to be Executive Chairman of Directors. The Executive Chairman shall be subject to the control of and may be removed by the Board of Directors. He shall perform such duties as may from time to time be assigned to him by the Board.

2. Each reference herein to the "Chairman" shall hereafter be a reference to the "Executive Chairman."